Exhibit 10.11

MODIFIED THIRD AMENDMENT TO
LICENSE AND EQUIPMENT AGREEMENTS

This Modified Third Amendment to License and Equipment Agreements (this “Third Amendment”) is made and entered into as of October 27, 2006, by and between LASERCARD CORPORATION (formerly Drexler Technology Corporation) (“LCC”), a Delaware corporation with its principal office located in 1875 N. Shoreline Blvd, Mountain View, California, 94043, U.S.A., and GLOBAL INVESTMENTS GROUP, a corporation organized under the laws of New Zealand with its principal office located in level 27, Price Waterhouse Coopers Tower, 188 Quay Street, Auckland 1001 New Zealand (“GIG”). This Third Amendment supersedes the preliminary Third Amendment between the same parties that was signed October 18, 2006, with the knowledge and intent that the parties would negotiate modifications proposed by GIG during the subsequent week or two, which modifications have been implemented by this Third Amendment. This Third Amendment is being entered into for the purpose of amending certain terms of the Amended and Restated Master License and Manufacturing Agreement between LCC and GIG dated May 25, 2004 (effective date April 3, 2004) (the “License Agreement”) together with the related equipment sales agreements comprising Appendices B-1, B-2, and B-3 to the License Agreement (the “Equipment Agreements”). The License and Equipment Agreements have been previously amended by the “License and Equipment License Amendment” dated June 29, 2006 (the “Second Amendment”) by and between LCC and GIG. The License and Equipment Agreements, as amended by the Second Amendment, but not by this Third Amendment, are referred to as the “Current Agreement”.

Additionally, Prevent LOK, as a partner of GIG, will agree and acknowledge this Third Amendment and the new payment schedules and terms by signing below.

1.     EFFECT OF AMENDMENT. Except as amended by this Third Amendment, all terms and conditions of the Current Agreement remain in full force and effect. If a provision or provisions of this Third Amendment conflict with a provision or provisions of the Current Agreement, this Third Amendment controls. This Third Amendment remains in effect until expiration or termination of the License Agreement. Capitalized terms not defined in this Third Amendment have the meanings specified in the License Agreement.

2.     ACKNOWLEDGEMENT.  The parties acknowledge that GIG is in default under the Current Agreement since GIG has not yet paid the $5,053,500 U.S. Dollars, which was due in three installments on or before September 30, 2006, per the Second Amendment, and that Section 5 of the Second Amendment, and the schedule it sets forth, is therefore terminated and inapplicable. LCC would like to assist GIG in reactivating the License and Equipment Agreements under the revised terms provided in this Third Amendment. In these regards, provided that the training of GIG’s staff at LCC’s facility in the operation and maintenance of the card manufacturing equipment purchased and sold under the Equipment Agreements, including its assembly and disassembly, occurs prior to January 31, 2007, then LCC will schedule such equipment for delivery to GIG’s card manufacturing facility in Slovenia for no later than May 31, 2007, except that the E-beam laminator shall not be disassembled for shipment prior to the Ready Date of the GIG facility as defined in Section 3b below. Any equipment shipped by LCC before GIG has notified LCC of the address of its Slovenian facility will be shipped to such address as GIG provides.

3.     FINANCIAL TERMS. The parties agree to amend the Current Agreement as follows:

a. Previously Due Payments: GIG shall pay LCC the $5,053,500 U.S. Dollars due pursuant to Section 2 of the Second Amendment on or before November 10, 2006, in lieu of per the Schedule set forth in Section 2 of the Second Amendment. The Current Agreement, as amended by this Third Amendment, will terminate upon notice from LCC to GIG in the event that LCC has not received such payment on or before November 10, 2006. Once GIG makes such payment, then GIG will have paid in full the Two Million U.S. Dollars ($2,000,000 U.S.) due under Section 4.1(a) of the License Agreement, the first Twelve Million U.S. Dollars ($12,000,000 U.S.) due under Section 4.1(b)(i) of the License Agreement, and the purchase price for the equipment under the Equipment Agreements; provided, however that the Twelve Million U.S. Dollars ($12,000,000 U.S.) of payments under Section 4.1(b)(i) shall be the consideration for Management Support for the first four (4) years under the Current Agreement, ending March 31, 2008, instead of for the first five (5) years.

b.  Additional Payments: GIG agrees to pay LCC Fifty Thousand U.S. Dollars ($50,000 US) on the last day of each month until the “Ready Date” as defined below, with the first payment due October 31, 2006. When GIG believes that its card manufacturing building is fully ready to have the card production equipment installed, including having the requisite electrical and other utility hook-ups in place and operative, GIG shall so notify LCC providing a certificate of its CEO. The date that GIG so notifies LCC is the “Ready Date”.

c.  Management Support Fees: The last paragraph of Section 4(b)(i) of the License Agreement and the entirety of Section 4.1(b)(ii) of the License Agreement are replaced with the following:

(ii) As consideration for Management Support during the three-year period of April 1, 2008 through March 31, 2011, GIG shall pay LCC Three million U.S. Dollars ($3,000,000 US) in twelve quarterly installments of Two Hundred Fifty Thousand U.S. Dollars ($250,000 US). The payments are due three (3) months in advance of the start of each quarter, meaning that the first payment is due on or before December 31, 2007. GIG will then have the option for each of the next thirteen (13) years to require that LCC provide Management Support for the upcoming April 1 to March 31 one-year period in exchange for GIG’s payment of One Million U.S. Dollars ($1,000,000 US). GIG must provide LCC with notice of its exercise of such option at least three (3) months in advance of each option year, otherwise GIG’s option for that year, and for all future years, will terminate. Such election must be in writing and accompanied by payment in full of the One Million U.S. Dollars ($1,000,000 US) charge. GIG’s choosing not to exercise any such option shall not have any impact on its licenses and other rights and obligations under the License Agreement.

4.      MANAGEMENT SUPPORT. During the period prior to the Facility becoming operational, Management Support shall also include, upon request by GIG, LCC providing input to GIG concerning the appropriate background and qualifications for the person who GIG would hire to operate the Facility. Upon request from GIG, LCC would participate in the screening of resumes and interview process of a handful of prospective candidates and would advise GIG of LCC’s views as to such candidates. GIG shall be the ultimate decision-maker and shall be solely responsible for whom it hires and may consider or not consider LCC’s input as it sees fit, with LCC having no responsibility for whether such person ultimately was or was not a good choice.

5.     MISCELLANEOUS. The Current Agreement as amended by this Third Amendment constitutes the entire agreement of the parties, and supersedes all prior and contemporaneous understandings and agreements between the parties, with respect to its subject matter, and may be modified only by a writing signed by each party’s duly authorized representative.

Authorized Signatures

In order to bind the parties to this Third Amendment, their duly authorized officers have signed their names below on the dates indicated.

LASERCARD CORPORATION                                 GLOBAL INVESTMENTS GROUP

By  /s/ RICHARD HADDOCK           By  /s/ ANTON KUHAR________

Name Richard Haddock                                      Name Anton Kuhar

Title  CEO                                                                      Title  President

Date Executed   October 27, 2006                              Date Executed  October 30, 2006

                                                            Acknowledged and Agreed:

                                             Prevent LOK

                                             By  /s/ JOZE KOZMUS

                                                            Name  Joze Kozmus

                                                            Title __________________________

                                                            Date Executed October 30, 2006